EXHIBIT 10.11

_______, 2008
China Fundamental Acquisition Corporation
Room 2301, World-Wide House
19 Des Voeux Road
Central, Hong Kong

Chardan Capital Markets, LLC
17 State Street, Suite 1600
New York, New York 10019

Re: Initial Public Offering

Gentlemen:

The undersigned, a shareholder, officer and director of China Fundamental Acquisition Corporation (the “Company”), in consideration of Chardan Capital Markets, LLC (“Chardan”) entering into a letter of intent, dated December 20, 2007 (“Letter of Intent”), to underwrite an initial public offering (“IPO”) of the securities of the Company and embarking on, undertaking and continuing to participate in the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph XV hereof):

I.             (1) In the event that the Company fails to consummate a Business Combination within 18, 24 or 36 months, as the case may be, from the effective date (the “Effective Date”) of the registration statement relating to the IPO, the undersigned shall, in accordance with all applicable requirements of the Cayman Islands laws, take all action reasonably within his power to dissolve the Company and distribute all funds held in the Trust Account to holders of the IPO Shares as soon as reasonably practicable including, without limitation, (i) causing the Company’s board of directors to convene and adopt a plan of dissolution and liquidation and (ii) voting, as a director (if applicable), in favor of adopting such plan of dissolution and liquidation.

(2) Except with respect to any of the IPO Shares acquired by the undersigned in connection with or following the IPO, the undersigned hereby (a) waives any and all right, title, interest or claim of any kind (a “Claim”) in or to all funds in the Trust Account and any remaining net assets of the Company upon liquidation of the Trust Account and dissolution of the Company, (b) waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company, and (c) agrees that the undersigned will not seek recourse against the Trust Account for any reason whatsoever.

II.  In order to minimize potential conflicts of interest which may arise from multiple affiliations, the undersigned agrees (A) unless otherwise agreed to by Chardan, not to become an officer or director of any blank check company which may acquire a business in the People’s Republic of China until ninety days following the announcement by the Company of a Business Combination and (B) to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of: (i) the announcement by the Company of a Business Combination, (ii) the dissolution of the Company or (iii) such time as the undersigned ceases to be a director of the Company, subject to any pre-existing fiduciary and contractual obligations the undersigned might have. Such pre-existing fiduciary or contractual obligations are described more fully in Exhibit A hereto. For the purposes hereof, a suitable opportunity shall mean any company or business having its primary operations in the People’s Republic of China whose fair market value is at least $26 million.

III.  The undersigned acknowledges and agrees that the Company will not consummate any Business Combination with a company affiliated with any of the Insiders or their respective affiliates or a company that is either a portfolio company of, or has otherwise received a financial investment from, our founders or their affiliates. In addition, the undersigned acknowledges and agrees that the Company will not enter into a business combination with any underwriters or selling group members or any of their affiliates, unless the Company obtains an opinion from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority (FINRA), that a business combination with such target business is fair to the Company’s shareholders from a financial point of view. The information relating to the undersigned contained in the “Conflicts of Interest” section of the Registration Statement is true and accurate in all respects, and does not omit any material information with respect to the undersigned’s fiduciary or contractual obligations.

The undersigned hereby agrees and acknowledges that (i) each of the Underwriters and the Company could be irreparably injured in the event of a breach by the undersigned of his obligations under this paragraph III, monetary damages may not be an adequate remedy for such breach and (ii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy such party may have, in the event of such breach.

IV. as indicated in the Company’s Registration Statement on Form F-1, neither the undersigned, any member of the Immediate Family of the undersigned, nor any affiliate of the undersigned (“Affiliate”) will be entitled to receive, and no such person will accept, any compensation for services rendered to the Company prior to, or in connection with, the consummation of a Business Combination; provided, however, that the undersigned shall be entitled to reimbursement from the Company for his out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

V. Neither the undersigned, any member of the Immediate Family of the undersigned, nor any Affiliate of the undersigned will be entitled to receive or accept a finder’s fee or any other compensation in the event the undersigned, any member of the Immediate Family of the undersigned or any Affiliate originates a Business Combination.

VI. To the extent that the Underwriters do not exercise their over-allotment option to purchase an additional 562,500 Units of the Company, the undersigned agrees that he shall return to the Company for cancellation, at no cost, the number of Insider Shares held by his affiliate, Ralco Capital Limited, determined by multiplying 750 shares by a fraction, (i) the numerator of which is 562,500 minus the number of Ordinary Shares purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 562,500.

VII. (1) The undersigned agrees to be a director of the Company until the earlier of the consummation of a Business Combination or the dissolution and liquidation of the Company. The undersigned agrees to not resign (or advise the board of directors that the undersigned declines to seek re-election to the board of directors) from his position as director of the Company as set forth in the Registration Statement without the prior consent of Chardan until the earlier of the consummation by the Company of a Business Combination or dissolution of the Company and liquidation of the Trust Account. The undersigned acknowledges that the foregoing does not interfere with or limit in any way the right of the Company to terminate the undersigned’s positions at any time (subject to other contractual rights the undersigned may have) nor confer upon the undersigned any right to continue in his positions with the Company.

(2) The undersigned’s biographical information furnished to the Company and Chardan and attached hereto as Exhibit B is true and accurate in all respects, does not omit any material information with respect to the undersigned’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933, as amended. The undersigned’s Directors and Officers Questionnaire previously furnished to the Company and Chardan is true and accurate in all respects as of the date first written above.

(3) The undersigned represents and warrants that:

(a) No petition under the Federal bankruptcy laws or any state insolvency law has been filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of the undersigned, or any partnership in which the undersigned was or is a general partner at or within two years prior to the date hereof, or any corporation or business association of which the undersigned was an executive officer at or within two years prior to the date hereof;

(b) The undersigned has not been convicted in any criminal proceeding nor is the undersigned currently a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) The undersigned has not been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining the undersigned from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity; or

(ii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws.

VIII. The undersigned has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as a director of the board of directors of the Company.

IX.  The undersigned acknowledges and understands that Chardan and the Company will rely upon the agreements, representations and warranties set forth herein in proceeding with the IPO.

X.  The undersigned agrees that he will not take retaining his position as an officer or director with the Company into consideration in determining which Business Combination to pursue.

XI. The undersigned authorizes any employer, financial institution, or consumer credit reporting agency to release to Chardan and the Company and their respective legal representatives or agents (including any investigative search firm retained by Chardan or the Company) any information they may have about the undersigned’s background and finances (the “Information”). Neither Chardan nor the Company nor their respective agents shall be violating the undersigned’s right of privacy in any manner in requesting and obtaining the Information and the undersigned hereby releases them from liability for any damage whatsoever in that connection.

XII. If the Company solicits approval of its shareholders of a Business Combination, and/or the Extended Period, the undersigned agrees that he will vote all Ordinary Shares owned by him prior to the IPO (the “Insider Shares”), if any, in accordance with the majority of the votes cast by the holders of the IPO Shares, and all Ordinary Shares acquired in or following the IPO in favor of any Business Combination and the Extended Period.

XIII. The undersigned will escrow his Escrow Securities subject to the terms of a Securities Escrow Agreement which the Company will enter into with the undersigned and an escrow agent acceptable to the Company.

XIV. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The undersigned hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the federal courts of the United States of America for the Southern District of New York, and irrevocably submits to the jurisdiction of such courts, which jurisdiction shall be exclusive, (ii) waives any objection to the exclusive jurisdiction of such courts and any objection that such courts represent an inconvenient forum and (iii) irrevocably agrees to appoint CT Corporation System as agent for the service of process in the State of New York to receive, for the undersigned and on his behalf, service of process in any Proceeding. If for any reason such agent is unable to act as such, the undersigned will promptly notify the Company and Chardan and appoint a substitute agent acceptable to each of the Company and Chardan within 30 days and nothing in this letter will affect the right of either party to serve process in any other manner permitted by law.

XV. As used herein, (i) a “Business Combination” shall mean an acquisition by the Company, by merger, stock exchange, asset acquisition, reorganization or similar business combination, or control through contractual arrangements, of an operating business or businesses in the People’s Republic of China; (ii) “Ordinary Share” shall mean the ordinary share, par value $0.001 per share, of the Company; (iii) “Immediate Family” shall mean, with respect to any person, such person’s spouse, children, parents and siblings (including any such relative by adoption or marriage); (iv) “Insiders” shall mean all officers, directors and shareholders of the Company immediately prior to the IPO; (v) “Insider Shares” shall mean all of the Ordinary Shares owned by an Insider prior to the IPO; (vi) “IPO Shares” shall mean the Ordinary Shares issued in the Company’s IPO; (vii) “Trust Account” shall mean the trust account in which most of the proceeds to the Company of the IPO will be deposited and held for the benefit of the holders of the IPO shares, as described in greater detail in the prospectus relating to the IPO; and (viii) “Extended Period” shall mean the extension, upon shareholder approval, of the period of time during which the Company may complete a Business Combination from 24 months to 36 months if the Company anticipates that it may not consummate a Business Combination within 24 months if a letter of intent or definitive agreement with respect to a business combination has been entered into within 18 months.

XVI. This letter agreement shall supersede any other letter agreement signed by the undersigned with respect to the subject matter hereof.

Q. Y. Ma

EXHIBIT A

PRIOR FIDUCIARY/CONTRACTUAL OBLIGATIONS

1.	None

EXHIBIT B

BIOGRAPHICAL INFORMATION

Dr. Q.Y. Ma has served as a member of our board of directors since our inception in December 2007. Dr. Ma is a board director of Comtech, a Nasdaq-listed company in which Ms. Ni serves as vice chairman of the board of directors. He has served as managing director of Time Innovation Ventures, a venture capital firm, since 2000. He was a professor at the University of Hong Kong from 1998 to 2000, and an associate professor at Columbia University from 1994 to 2000. He has also served as a technology consultant to IBM, General Electric, TRW, Inc. and DuPont. Dr. Ma is a co-founder and advisor of Semiconductor Manufacturing International Corp., and has served as an adviser to the Ministry of Information Industry, Beijing Government, and a senior advisor to Zhangjiang Hi-Tech Park in Shanghai. Dr. Ma received his Ph.D. from Columbia University, and attended the Executive Program of Stanford University’s School of Business.